As filed with the Securities and Exchange Commission on June 2, 1997

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                              Amendment No. 9
                                     To
                               Schedule 14D-9
                   Solicitation/Recommendation Statement
                    Pursuant to Section 14(d)(4) of the
                      Securities Exchange Act of 1934

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                               GREAT WESTERN
                           FINANCIAL CORPORATION
                         (Name of Subject Company)

                               GREAT WESTERN
                           FINANCIAL CORPORATION
                     (Name of Person Filing Statement)

                  Common Stock, Par Value $1.00 Per Share
        (Including the accompanying Preferred Stock Purchase Rights)
                       (Title of Class of Securities)

                                 391442100
                   (CUSIP Number of Class of Securities)

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                           J. Lance Erikson, Esq.
          Executive Vice President, Secretary and General Counsel
                    Great Western Financial Corporation
                            9200 Oakdale Avenue
                        Chatsworth, California 91311
                               (818) 775-3411
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications
                 on Behalf of the Person Filing Statement)

                    ------------------------------------

                                  Copy to:

                          Peter Allan Atkins, Esq.
                          Fred B. White III, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000



      Great Western Financial Corporation ("Great Western") hereby amends and supplements its statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission on May 20, 1997, as amended by Amendment No. 1 through Amendment No. 8 thereto.

Item 9.  Material to be Filed as Exhibits.

      The following Exhibits are filed herewith:

Exhibit 47:  Newspaper Advertisement, dated June 2, 1997.

Exhibit 48:  Press Release issued by Great Western, dated June 2, 1997.



                                 SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   GREAT WESTERN FINANCIAL CORPORATION


                                   By:  /s/ J. Lance Erikson
                                        J. Lance Erikson
                                        Executive Vice President, Secretary
                                        and General Counsel


Dated:  June 2, 1997